Exhibit 99.1

Senetek PLC Announces Second Quarter Financial Results

NAPA, Calif., August 14, 2003 / PRNewswire-First Call/ — Senetek PLC (Nasdaq: SNTK — News), www.senetekplc.com, a healthcare technologies company focused on developing and co-marketing products for the anti-aging markets in the key skin care/dermatologicals and sexual dysfunction categories worldwide, today announced that revenues from continuing operations for its second quarter ended June 30, 2003 were approximately $1.5 million, 53% below the quarter ended June 30, 2002. The Company announced an operating loss for the second quarter of 2003 of $(521,000), compared to operating income of $1.4 million for the comparable period in 2002. The Company’s loss for the second quarter of 2003 was $(870,000) or $ (.02) per fully diluted share, compared to net income of $1.2 million and $.02 per share in the second quarter of 2002.

For the six months ended June 30, 2003, the Company reported revenue from continuing operations of $3.6 million compared to $5.7 million in the period ended June 30, 2002. Operating loss for the first six months ended June 30, 2003, totaled ($178,000) compared to operating income of $2.2 million for the six months ended June 30, 2002. For the six months ended June 30, 2003, the Company incurred a loss of $(939,000) or $(.02) per fully diluted share, compared to net income and fully diluted earnings per share of $1.7 million and $.03 in the six months ended June 30, 2002.

The decline in operating income, net income and earnings per share in the three and six months ended June 30, 2003 is primarily due to the reduced Kinetin royalty revenue in 2003 as well as the recognition in the 2002 periods of certain non-recurring revenue items.

As a result of the 2002 termination of Senetek’s licensee agreement with OMP, Inc., the Kinetin licensee for Japan, Senetek recognized approximately $1 million in royalty income in the quarter ended June 30, 2002, primarily the result of deferred licensee fees as revenue upon contract termination. There is no revenue from the Japan market in the six months ended June 30, 2003 as a result of activities that are subject to Senetek’s pending lawsuit with OMP. In addition, royalties from Revlon were about $800,000 lower in the six months ended June 30, 2003 versus the comparable 2002 period, reflecting in part a significant new product launch made by Revlon in the first half of 2002 while the 2003 period included only existing product sales. The decrease in Revlon royalty was also the result of a lower average royalty rate resulting from Revlon’s reformulation of certain of its skin care products in 2003 to include its own patented active ingredient, which reduced the royalty rate but did not produce additional unit volume. Also adding to the reduction in 2003 revenue in comparison to 2002 was the recognition of $235,000 of royalty income in 2002 associated with prior year sales made by ICN Pharmaceuticals in prior years but not reported to the Company until the first half of 2002.

Product revenue for the six months ended June 30, 2003 was fairly consistent with the prior year. The majority of the Company’s product sales are from ICN. Under a recently signed expanded agreement with ICN, it will add five new products to its existing Kinerase product line, will commence direct-to-consumer promotional efforts and will mount a coordinated marketing program to include Europe. The agreement provides for a $3 million prepayment against future royalties.

Operating expenses, including research and development and administration, sales and marketing, were $135,000 and $217,000 higher for the three and six months ended June 30, 2003 compared to the same periods in 2002. The principal reason for the increase was the Company’s expenditures related to the launch of its new Kinetin Plus product line expected in the third quarter of 2003 and additional expenditures on research and development.

Due to the recent postponement by a Federal District Judge of Senetek’s August 8th Annual Meeting of Shareholders, the Company is postponing its quarterly investor conference call. Further information will be available about the call later this month.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-mail: Pknopick@eandecommunications.com

This news release contains statements that may be considered “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act, including the Company’s discussion of the launch of its proprietary product line during 2003, expected operating results and new license agreements. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those expressed in such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2002. However, the Company necessarily can give no assurance that it has identified all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.